EXHIBIT 10.1

Issue Date: November 1, 2021

EXCLUSIVE LICENSING AGREEMENT AND

PROMISSORY NOTE WITH CORPORATE GUARANTEE

FOR VALUE RECIEVED, Albert Mardikian and Regreen Technologies Inc. of 18291 Enterprise Lane Huntington Beach CA 92648 and Global Sustainable Technologies Inc. of 2002 Summit Blvd. NE Suite 300 Atlanta, GA 30319 (hereinafter called the “Borrower”), hereby promises to pay to the order of ASTRA ENERGY, INC (the “Holder”), all the principal sums of advanced (the “Principal Amount”) during the Term of this Promissory Note, pursuant to the below payment schedule or upon acceleration or otherwise, as set forth herein (the “Note”).

The Holder agrees to advance Twenty Thousand Dollars ($20,000 USD). upon execution of this Agreement and further amounts of up to Five Million Dollars ($5,000,000 USD). All advances made by the Holder at their sole discretion. It is a unilateral option to do so and at any time the Holder may choose to discontinue to contribute further. A request for these funds shall be outlined in the attached EXHIBIT B. All funds shall be delivered to the Borrower through the Client Trust Account of attorney Douglas D. Hampton.

As Consideration for supporting the pilot project the Holder will receive Exclusivity in the following regions in perpetuity to deploy the technology, Africa, Jamaica, Brazil and Canada.

Further Consideration is possible and will be mutually agreed to. The Holder will have priority in terms for equipment supply delivery. To have exclusivity and priority, Holder shall have advanced a minimum of Five Hundred Thousand ($500,000 USD) towards Borrower’s pilot project in Huntington Beach, California.

The maturity date shall be 1 year from the Issue Date (the “Maturity Date”) and is the date upon which the remaining unpaid principal sum, as well as any accrued and unpaid interest and other fees, shall be due and payable.

If ahead of the maturity date the Borrower sells any equipment or generates revenue from its operations related to this technology this Promissory Note will be paid out from first proceeds in advance of the maturity date.

Any amount of principal or interest on this Note shall bear interest at the rate of Ten Percent (10%) on the outstanding balance (“Interest”). Interest shall commence accruing on the date of the issuance of the Note.

Partial payments or full payments may be made at any time during the term of the Note by way of direct wire, from a third-party sale of existing inventory or otherwise.

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Notwithstanding any other provision any unpaid balance shall be paid no later than one year.

All payments shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of Las Vegas, Nevada is authorized or required by law or executive order to remain closed.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following additional terms shall also apply to this Note:

ARTICLE I. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, which shall be due on the earlier of (i) the Maturity Date and (ii) upon acceleration or otherwise a Late Payment Penalty of 25% will be added to the outstanding principal amount and the rate of two percent (2%) per month (“Penalty Interest”) will be applied to that outstanding principal amount.

3.2 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note, and such breach continues for a period of three (3) days after written notice thereof to the Borrower from the Holder or after five (5) days after the Borrower should have been aware of the breach.

3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

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3.5 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $200,000, and shall remain unvacated, unbonded or unstayed for a period of ten (10) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.7 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.8 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

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If to the Borrower:

Albert Mardikian

Regreen Technologies, Inc.

18291 Enterprise Lane

Huntington Beach, CA 92648

and

Douglas D. Hampton

Global Sustainable Technologies, Inc.

2002 Summit Blvd. NE, Suite 300

Atlanta, GA 30319

If to the Holder:

Dan Claycamp

Astra Energy, Inc.

Suite 200 – 9565 Waples Street.

San Diego, CA 92121

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns. Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state and/or federal courts of Nevada. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

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4.7 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.8 Prepayment. Notwithstanding anything to the contrary contained in this Note, the Borrower may prepay any amount outstanding under this Note, at any time, by making a payment to the Holder. In order to prepay this Note, the Borrower shall provide notice to the Holder five (5) business days prior to such respective prepayment date, and the Holder must receive such prepayment within twelve (12) business days of the Holder’s receipt of the respective prepayment notice, but not sooner than ten (10) business days from the date of notice (the “Prepayment Period”). The Holder may convert the Note in whole or in part at any time during the Prepayment Period, subject to the terms and conditions of this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this November 1, 2021.

REGREEN TECHNOLOGIES, INC.		GLOBAL SUSTAINABLE TECHNOLOGIES, INC.

By:	/s/ Albert Mardikian	By:	/s/ Douglas D. Hampton
Name:	Albert Mardikian	Name:	Douglas D. Hampton
Title:	CEO	Title:	CEO

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ASTRA ENERGY, INC.

By:	/s/ Dan Claycamp
Name:	Dan Claycamp
Title:	Director

EXHIBIT A – CORPORATE GUARANTEE

Regarding the Promissory Note dated November 1, 2021, Albert Mardikian on behalf of Regreen Technologies Inc. of 18291 Enterprise Lane Huntington Beach CA 92648 and Douglas Hampton on behalf of Global Sustainable Technologies Inc. of 2002 Summit Blvd. NE Suite 300 Atlanta, GA 30319 does hereby agree to pay to the order of the Note Holder the sum indicated in this Promissory Note. Should the maker fail to pay the Promissory Note for any reason the Corporations will guarantee repayment of it in full along with applicable interest.

Regreen Technologies Inc.

/s/ Albert Mardikian, CEO

Signed by:

Dated: 11/2/21

Global Sustainable Technologies Inc.

/s/ Douglas D. Hampton, CEO

Signed by:

Dated: 11/2/21

EXHIBIT B – CASH REQUIREMENT SCHEDULE

November 1, 2021	$20,000
November 5, 2021	$30,000

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